EXHIBIT 99.1

Agenus Provides Corporate Update and Third Quarter 2022 Financial Report

  Company to present expanded data from Phase 1 study of botensilimab (Fc-enhanced anti-CTLA-4) at plenary session of the Society for Immunotherapy of Cancer (SITC) 37th Annual Meeting
  Initiated Phase 2 ACTIVATE trials of botensilimab in advanced MSS colorectal cancer and advanced melanoma
  R&D Event (“The Road Taken”) focused on lead clinical-stage assets to be held November 12 in Boston
  Ended quarter with $218 million in cash, cash equivalents and short-term investments

LEXINGTON, Mass., Nov. 08, 2022 (GLOBE NEWSWIRE) -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with a broad pipeline targeting cancers and infectious disease, today provided a corporate update and reported financial results for the third quarter of 2022.

“Botensilimab has demonstrated impressive clinical responses in nine cold, treatment-resistant tumor types with strong durability, and we look forward to presenting expanded data in colorectal, ovarian, lung and sarcoma cohorts at a plenary session at SITC followed by our R&D event this Saturday,” said Garo Armen, PhD, Chairman and Chief Executive Officer of Agenus. “In light of these compelling clinical data, we have expanded our leadership team to accelerate the development and seek registration of botensilimab with the aim of delivering this potentially transformative new therapy to patients across multiple tumor types.”

Clinical update on botensilimab, Agenus’ innate and adaptive immune stimulator, to be presented in a plenary session of the SITC Annual Meeting

  New data on multiple expansion cohorts from the Phase 1 study of botensilimab in cold (immunotherapy-resistant) tumors will be presented at an oral plenary session on novel immunotherapies on Saturday, November 12th at 10:50am ET.
  Two additional SITC presentations will include new data on the mechanisms underpinning botensilimab’s differentiated and enhanced anti-tumor immunity.

Initiated Phase 2 ACTIVATE trials in advanced MSS colorectal cancer and melanoma

  ACTIVATE-Colorectal is a global, randomized, open-label, dose-optimization study evaluating the safety and efficacy of botensilimab as monotherapy and in combination with balstilimab in advanced refractory MSS CRC patients.
  ACTIVATE-Melanoma is a global, randomized, open-label, multi-cohort, dose-optimization study evaluating the safety and efficacy of botensilimab as a single agent in advanced refractory melanoma who have failed prior PD-1 +/- CTLA-4 therapy.
  An additional Phase 2 study in pancreatic cancer is anticipated to begin later in 2022.

Expanded clinical and regulatory leadership team to accelerate botensilimab development

  Patricia Carlos named Chief Regulatory, Quality, and Safety Officer. Patricia brings over 20 years of regulatory affairs leadership experience, directing programs from investigational new drug application to commercialization including prior regulatory and quality leadership roles at Arcus Biosciences, BeiGene, Medivation, Gilead Sciences, and Bayer.
  Todd Yancey, MD named Senior Global Clinical Development, Medical Affairs and Commercial Advisor. Todd brings over 40 years of combined clinical and industry experience, including prior global clinical and commercial leadership roles at Beigene, BioMarin, Medivation, Onyx, Genentech, and Amgen.

Continued to advance clinical pipeline through company-led studies and corporate partnerships

  Dosed first patient in Phase 1 study of AGEN1571 (ILT2 antagonist) as a monotherapy and in combination with botensilimab and/or balstilimab in participants with advanced solid tumors.
  Combination study with AGEN2373 (CD137 agonist) and botensilimab in melanoma patients who have relapsed or are refractory to prior anti-PD-1 therapy continues to enroll.
  Update on the Phase 2 trial of AGEN1423, an anti-CD73-TGFβ-trap bifunctional antibody in combination with balstilimab (anti-PD-1) in advanced pancreatic cancer will be presented at SITC.
  BMS launched a Phase I/II study of BMS-986442 (a TIGIT bispecific discovered by Agenus, also known as AGEN1777) in combination with nivolumab +/- chemotherapy in patients with advanced solid tumors and non-small cell lung cancer.
  Merck has initiated a randomized Phase II study evaluating MK-4830 (a candidate ILT4 antagonist discovered by Agenus) in combination with pembrolizumab and chemotherapy in ovarian cancer; additional Phase II studies are ongoing in NSCLC, small cell lung cancer, esophageal cancer, MSI-H colorectal cancer, renal cell carcinoma, and melanoma.
  Incyte has initiated a randomized Phase II study evaluating INCAGN02385 (LAG-3) and INCAGN02390 (TIM-3), both discovered by Agenus, in combination with anti-PD-1 in 1L squamous cell carcinoma of the head and neck; additional Phase II studies are ongoing in melanoma, endometrial cancer, and urothelial carcinoma.

Third Quarter 2022 Financial Results
We ended our third quarter 2022 with a cash, cash equivalent, and short-term investment balance of $218.2 million as compared to $238.3 million and $306.9 million on June 30, 2022, and December 31, 2021, respectively. Cash used in operations was $32.2 million for the quarter ended September 30, 2022, and $128 million for the nine-months then ended.

We recognized revenue of $22.8 million and incurred a net loss of $56.7 million, or $0.19 per share, for the third quarter ended September 30, 2022. For the nine-months ended September 30, 2022, we recognized revenue of $69.6 million and incurred a net loss of $156.6 million, or $0.54 per share.

Non-cash operating expenses for the third quarter and nine-months ended September 30, 2022, were $22.2 million and $62.8 million respectively.

Select Financial Information
(in thousands, except per share data)
(unaudited)

	September 30, 2022	December 31, 2021

Cash, cash equivalents and short-term investments	$218,230	$306,923

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

Revenues, royalty sales milestone	$7,934	$-	$25,250	$-
Revenues, non-cash royalty	9,224	12,593	27,001	28,903
Revenues, research and development	4,573	238,986	13,220	242,265
Revenues, other	1,041	1,375	4,167	4,236
Total Revenue	22,772	252,954	69,638	275,404

Research and development expenses	46,011	42,937	133,412	125,122
General and administrative expenses	18,105	21,385	55,971	54,388
Cost of service revenue	308	817	2,875	2,589
Other income	(971)	(6,035)	(9,745)	(7,404)
Non-cash interest expense	16,041	16,298	44,629	48,295
Non-cash contingent consideration fair value adjustment	(7)	275	(950)	13,531
Net (loss) income	$(56,715)	$177,277	$(156,554)	$38,883

Net (loss) income per share attributable to Agenus Inc. common stockholders, basic	$(0.19)	$0.76	$(0.54)	$0.19
Net (loss) income per share attributable to Agenus Inc. common stockholders, diluted	$(0.19)	$0.72	$(0.54)	$0.18

Cash (used in) provided by operations	$(32,191)	$131,373	$(128,035)	$33,072
Non-cash operating expenses	$22,194	$23,127	$62,814	$81,421

Conference Call
Tuesday, November 8, 2022, 8:30am ET
Dial-in numbers: (646) 307-1963 (US-NY) or (800) 715-9871 (US & CA)
Event ID: 6199615

Webcast
A webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website at https://investor.agenusbio.com/events-and-presentations and via https://edge.media-server.com/mmc/p/2truok3j.

“The Road Taken” R&D Event
Agenus will host an in-person and virtual R&D event (“The Road Taken”) on Saturday, November 12th from 2:00 p.m. to 5:00 p.m. ET at the Prudential Tower in Boston, MA. The event will feature insights from leading cancer immunologists who will share their collective and individual expertise on the current and future state of cancer immunotherapy, including a deep dive into the botensilimab data presented at SITC. Institutional investors, research analysts, and key opinion leaders are invited to attend the event in-person and can RSVP by emailing investorrelations@agenusbio.com. To register for the live webcast, please click here.

About Agenus
Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer and infections. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its subsidiary MiNK Therapeutics), and adjuvants (through its subsidiary SaponiQx). The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our Twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements relating to our technologies, therapeutic candidates, and capabilities, for instance, statements regarding therapeutic benefit and efficacy, mechanism of action, potency, durability, and safety and tolerability profile of our therapeutic candidates, both alone and in combination with each other and/or other agents; statements regarding future plans, including research, clinical, regulatory, and commercialization plans; and any other statements containing the words "may," "believes," "expects," "anticipates," "hopes," "intends," "plans," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on our website: www.agenusbio.com. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact

Agenus Inc.
Nico Frelick
Investor Relations
781-674-4616
nico.frelick@agenusbio.com